Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Reports Third Quarter
Net Income of $986,000 on POPS Revenue of $7,485,000

MINNEAPOLIS – October 28, 2009 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $7,944,000 for the third quarter ended September 30, 2009, a decrease of 7.6%, compared to net sales of $8,597,000 for the third quarter of 2008. The net income for the third quarter of 2009 was $986,000 or $0.07 per basic share ($0.06 per fully diluted share), compared to a net loss of $(254,000), or $(0.02) per share (basic and fully diluted), for the third quarter of 2008. Insignia Point-of-Purchase Services® (POPS) revenue for the third quarter of 2009 was $7,485,000, a decrease of 6.4%, compared to third quarter 2008 POPS revenue of $7,999,000.

For the nine months ended September 30, 2009, net sales were $19,903,000, a decrease of 12.5%, compared to net sales of $22,738,000 for the first nine months of 2008. The net income for the first nine months of 2009 was $2,413,000 or $0.16 per basic share ($0.15 per fully diluted share), compared to a net loss of $(84,000), or $(0.01) per share (basic and fully diluted) for the first nine months of 2008. Insignia POPS revenue for the first nine months of 2009 was $18,401,000, a decrease of 11.7%, compared to POPS revenue of $20,830,000 for the first nine months of 2008.

CEO Scott Drill commented, “We are pleased to report strong third quarter results. Our momentum is continuing into the fourth quarter in that we currently have POPS customer orders of approximately $7,600,000 with roughly five weeks of selling time left. As has been the case for over three years, our relationship with our strategic partner, Valassis, continues to be excellent.”

Drill continued, “On the legal front, on September 30, the Federal District Court issued a sixty-two page ruling on the Summary Judgment motions in our case against News America Marketing In-Store, Inc. (NAM). The Court awarded judgment to Insignia and CEO Scott Drill on all of NAM’s counterclaims. The Court also denied NAM’s Motion for Summary Judgment on Insignia’s claims against NAM, except that it granted NAM’s Motion on the sole issue of whether NAM possessed market power over retailers.

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October 28, 2009	Insignia Systems, Inc. Reports Third Quarter Results	Page 2

“By denying NAM’s Motion, the Court has set the stage for a trial on Insignia’s antitrust and unfair-competition claims, which include violations of the Sherman and Clayton Antitrust Acts, the Lanham Act, and those statutes’ counterparts in Minnesota state law.

“A settlement conference, which is required by the local rules, is scheduled for January 11, 2010. No trial date has been set yet. Legal expense in the quarter was $250,000, of which $233,000 was NAM related. Finally, cash, cash equivalents and short-term investments on September 30, 2009 totaled $10,901,000.”

Non-GAAP versus GAAP Financial Statements

To supplement the Company’s financial statements presented in accordance with GAAP, the Company provides certain non-GAAP financial measures of financial performance. These non-GAAP measures include net income before insurance settlement payment, and net income before insurance settlement payment and News America related legal fee expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure included in this press release can be found in the financial table included below.

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October 28, 2009	Insignia Systems, Inc. Reports Third Quarter Results	Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss)	$986,000	$(254,000)	$2,413,000	$(84,000)

Adjustment:
Insurance settlement proceeds	—	—	(1,387,000)	—

Non-GAAP net income (loss) before insurance settlement	986,000	(254,000)	1,026,000	(84,000)

Adjustment:
News America related legal expense	233,000	1,481,000	1,254,000	3,270,000
Non-GAAP net income before insurance settlement and News America related legal expense	$1,219,000	$1,227,000	$2,280,000	$3,186,000

Conference Call

The Company will host a conference call today, October 28, at 4:00 p.m. Central Time. To access the live call, dial 877-723-9502. The conference code is 7201154. Please be sure to dial in about 5-10 minutes prior to the scheduled start time. Audio replay will be available approximately three hours after the call for 10 days. To access the replay, dial 888-203-1112 and reference the passcode 7201154.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,200 chain retail supermarkets and drug stores, including Kroger, ShopRite and SUPERVALU. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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October 28, 2009	Insignia Systems, Inc. Reports Third Quarter Results	Page 4

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Sales	$7,944,000	$8,597,000	$19,903,000	$22,738,000
Cost of Sales	3,812,000	4,098,000	9,523,000	10,411,000
Gross Profit	4,132,000	4,499,000	10,380,000	12,327,000
Operating Expenses:
Selling	1,776,000	2,561,000	4,794,000	5,878,000
Marketing	391,000	451,000	1,125,000	1,211,000
General & Administrative	973,000	1,992,000	3,442,000	5,457,000
General & Administrative
(Insurance settlement proceeds)	—	—	(1,387,000)	—

Operating Income (Loss)	992,000	(505,000)	2,406,000	(219,000)
Other Income, net	20,000	44,000	69,000	135,000

Income (Loss) before Taxes	1,012,000	(461,000)	2,475,000	(84,000)
Income Tax Expense (Benefit)	26,000	(207,000)	62,000

Net Income (Loss)	$986,000	$(254,000)	$2,413,000	$(84,000)

Net Income (Loss) Per Share
Basic	$0.07	$(0.02)	$0.16	$(0.01)
Diluted	$0.06	$(0.02)	$0.15	$(0.01)

Shares used in calculation of net income (loss) per share:
Basic	15,134,000	15,527,000	15,130,000	15,569,000
Diluted	15,972,000	15,527,000	15,666,000	15,569,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	September 30, 2009	December 31, 2008
Cash and cash equivalents	$8,701,000	$11,052,000
Short-term investments	2,200,000	—
Working capital	9,507,000	6,396,000
Total assets	16,570,000	15,593,000
Total liabilities	6,421,000	8,322,000
Shareholders’ equity	10,149,000	7,271,000

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